SIMON PROPERTY GROUP	Exhibit 99.3

Conference Call Text

November 8, 2001

Forward Looking Statement (Shelly Doran)

Good afternoon and welcome to the Simon Property Group third quarter earnings conference call.  Please be aware that statements made during this call that are not historical may be deemed forward-looking statements.  Although the Company believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained, and it is possible that our actual results may differ materially from those indicated by these forward looking statements due to a variety of risks and uncertainties.  Those risks and uncertainties include, but are not limited to:  national, regional and local economic climates, competitive market forces, changes in market rental rates, trends in the retail industry, the inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and changes in market rates of interest.  We direct you to the Company’s various filings with the Securities and Exchange Commission for a detailed discussion of risks and uncertainties.

Acknowledging the fact that this call may be webcast for some time to come, we believe it is important to note that today’s call includes time-sensitive information that may be accurate only as of today’s date, November 8th, 2001.

The Company’s quarterly supplemental information package will be filed as a Form 8-K early next week.  This filing will be available via mail or e-mail.  If you would like to be added to the list for email distribution of this information, please notify me, Shelly Doran, at sdoran@simon.com.

Participating in today’s call will be David Simon (chief executive officer), Rick Sokolov (president and chief operating officer) and Steve Sterrett (chief financial officer).  Mike McCarty, our Senior VP of Research and Corporate Communications will also be available during the Q&A session.   Rick is calling in from our new retail project, Bowie Town Center, where he is participating in grand opening events.  And now, Mr. Simon will provide opening comments.

Opening Comments (David Simon)

Good afternoon everyone.  Thank you for participating in our call today.  2001 continues to be a most challenging year in which to operate.   When we reported last quarter, we were facing the country’s most significant economic slowdown in a decade.  I believe that all of you would agree that the events of September 11th have now pushed us firmly into a recession.

We at Simon Property Group wish to extend our heartfelt sympathies to the people of New York City, Washington, D.C. and surrounding areas for their tragic losses.  We were pleased to have our malls in those cities serve as community gathering places in the days after 9/11 and to work with local communities all across the country to raise over $4 million in support of disaster relief efforts.

The tragic events of 9/11 have profoundly affected the world in which we live and do business and the effects will be both short-term and long lasting.  We believe SPG is well-positioned to deal with the challenges facing us and later in the call today we will provide our current views on the key areas of the company most affected by these recent events.

These are challenging times for us all, but we continue to seek opportunities to position our organization for future growth.

And now I would like to ask Steve to provide commentary on financial and operational results.

Financial and Operational Results (Steve Sterrett)

Financial factors of note during the third quarter are as follows:

•

Diluted FFO per share increased by 8.8%, to $.87 versus $.80 in 2000.  This is consistent with the prior guidance we provided to you, as well as our October 19th pre-release.  Diluted FFO for the nine months increased by 6.2%, to $2.39 per share, as compared to $2.25 in 2000.  Included in our third quarter results is MerchantWired’s negative impact on FFO of $4.7 million.

•

If we were to exclude the flow-through losses from MerchantWired, our diluted FFO for the quarter would have been $.89, for an increase of 11.3%, and diluted FFO for the nine months would have been $2.43, for an increase of 8.0%.  David will discuss MerchantWired in more detail shortly.

Some of the statistical highlights include:

•	Occupancy increased 10 basis points from September 30, 2000 to 90.6% at September 30, 2001.
•

Sales were essentially flat for the quarter.  Total sales per square foot increased to $378 per square foot, while comparable sales per square foot, i.e. sales of tenants who have been in place for at least 24 months, were $380 per square foot, a decrease of 1%.  Prior to 9/11, comp sales were flat over the prior year.  In September, because of the events of 9/11, we saw a sales decline of 6.8% - leading to the year-to-date decline of 1%.

•	Average base rent increased 3.8% to $29.03 per square foot.
•

The average initial base rent for new mall store leases signed so far during 2001 was $35.29, versus average rents of $28.61 for those tenants who closed or whose leases expired, for a spread of  $6.68, or 23%.  Despite the weakening economy, our leasing spread has remained strong, and this is consistent with both our historical average and our expectations going forward.

•	Same property NOI growth for the nine months was 3.3%. We expect to end the year in the 3.5 to 4% range, as we discussed during last quarter’s call.

Now let me spend a couple of minutes talking about some of the major items that occurred during the quarter and other trends we’re seeing in the business:

1.

Occupancy continues to be positive on a year-over-year basis despite our continuing absorption of tenant losses due to bankruptcy, which is now at one million square feet for the regional mall portfolio.  We believe that the impact of tenant bankruptcies is now over for 2001.  We also lost occupancy due to non-bankruptcy related closings such as Warner Brothers and Northern Reflections, aggregating over 240,000 square feet.  That being said, all of our leasing activity for 2001 is now done, and we still expect occupancy to be flat or perhaps slightly up at 12/31 versus 12/31/00.

2.	Leasing spreads are holding firm. We have seen no erosion in the pricing power we have for our space, and don’t expect to see any in the foreseeable future.
3.

We recorded an additional $5.7 million of profit relating to the Kimsward venture in the third quarter, bringing our year-to-date total to $15.4 million.  Most of this (about $10 million) is recorded in the income from unconsolidated entities line.  Profitability from the Kimsward transaction generally has offset lower levels of other income in 2001 from land sales and other miscellaneous items.  We expect to see some  residual  profitability from the Kimsward venture in the fourth quarter.

4.	Percentage-based rents continue to lag prior-year levels, due primarily to the soft retail environment and the decrease in September sales.
5.

As was reported by the Company on October 19th, our third quarter results include a charge of $16.6 million related to the write-off of investments in the clixnmortar initiative and other miscellaneous technology investments. The charge is recorded in two places on our income statement – approximately $3 million from the write-off of investments in technology start-up companies is included in Other Expense - with the balance, representing the clix investment, reflected in income from unconsolidated entities.  This write-off does not affect FFO. We have taken the position that this charge, due to its extraordinary nature, should not impact FFO.  We recognize that the treatment by other REITs has been mixed on this issue.  However, it should be noted that the ongoing operating losses from all of our technology initiatives, including MerchantWired and clix, have been flowing through FFO as incurred.

Earnings Guidance

Let me just talk for a minute about earnings guidance:

•	We are comfortable with current consensus analyst estimates for 2001 FFO of $3.52.
•

For 2002, we are currently in the midst of our annual budget process, which historically is not completed until mid-December.  We expect to generate meaningful growth in FFO for 2002 and we will provide guidance for the year in December, after the completion of our budget.

Post 9/11 Impact

I would like to take a few minutes here to provide some insight into our views of the world post-9/11. We have identified the four key areas of the Company that have been the most directly affected.

Retail Sales and Traffic Trends

•

We expect retail sales to remain soft nationally.  As mentioned earlier, through August our comparable sales per square foot were essentially flat over prior year levels.  Given the passage of time and assuming a continuing return to a more normal environment, we would expect sales in the near-term to return to pre-9/11 levels and essentially be flat over the prior year.

•

In general, our retailers perform better in SPG malls than they do nationally.  For example, 8 of our top 10 largest retailers generate better comp store sales growth in the SPG portfolio than they do nationally.

•	Shopper traffic overall has returned to pre-9/11 levels, although some properties dependent on tourist traffic have not.
•

We believe that SPG malls may be the beneficiaries of a growing trend for people to shift away from long-distance vacation plans.  There is a reasonable chance that the local regional mall could become the destination for shorter vacations or for those who choose to forego vacations altogether.

Impact on Leasing Activities

•

The majority of our retailers have indicated that they are going ahead with their 2002 expansion plans.  9/11 has not altered their thinking in this area.  Some retailers, however, have said that they will either wait and see how they perform in the upcoming holiday season before they commit to new openings next year, or that they will open no new stores in 2002.  Given this climate, the general financial health of our tenants, and the Fed’s aggressive actions to prop up the economy, we do not expect to see year-over-year erosion in occupancy in 2002.

Security and Mall Operations

•	The safety of shoppers and employees is and always has been a top priority for Simon Property Group.
•	The 2 billion shoppers who pass through our doors each year expect, and have always had, a safe shopping environment. We expect that to continue.
•	Since 9/11, we have intensified already-established relationships with law enforcement and safety authorities to ensure that all appropriate security measures are being taken.
•

We have enacted certain enhancements to our security since 9/11.  There is a resultant cost from these enhancements, although we do not expect this cost to be significant.  Security costs are allocable to CAM, therefore, there is no meaningful impact to SPG’s bottom line. We are also attempting to aggressively lower other operational expenses in an effort to keep CAM from increasing and minimizing the burden on our tenants.

Risk Management Program

•

The real estate industry is facing stern challenges in insurance renewals for 2002 and beyond.  As most of you have been reading, the Federal government will very likely play a role in providing terrorism insurance coverage for commercial real estate.

•

Because of SPG’s portfolio size, geographic diversity, and ability to accept higher retention levels than others in our industry, we are as well positioned as we can be in this area.  This will result in our ability to provide lower insurance costs per square foot to our tenants and partners, while maintaining broad coverages that afford appropriate risk management.

•

However, the cost of insurance coverage is expected to increase.  We expect property insurance prices to  increase  and general liability insurance  prices to increase.  Having said that, these costs are also generally recoverable through CAM, thus there is minimal impact to SPG’s bottom line. We are also much better positioned than our peers to manage this situation due to the existence of our 100%-owned captive insurance subsidiary, Rosewood.

Liquidity and Capital Activities

Lastly, I would like to discuss liquidity and capital activities.  During the third quarter, we completed the following financing transactions:

•	In August, we completed a financing pool on 4 “middle market” regional malls. This 10-year, $277 million loan was obtained at a fixed rate of 6.99%.
•	We also placed a $110 million, 3-year mortgage on the Riverway office building at LIBOR plus 115 basis points.
•	We then used the proceeds from the above transactions, along with excess cash flow, to retire the third and final $435 million tranche of the CPI-related unsecured term loan facility.

In October, we completed the sale of $750 million of 6.375% senior unsecured notes due November 15, 2007.  All securities in this offering were rated Baa1 by Moody’s and BBB by Standard & Poor’s.  Net proceeds from the offering have been initially used to reduce the outstanding balance of the Company’s $1.25 billion unsecured credit facility.  As of today, the outstanding balance on our line is only $50 million, with $1.2 billion of unused availability.  Over the next few months, the Company plans to also retire $235 million in mortgage indebtedness on six wholly owned properties and to retire $250 million of 9% bonds that mature in early 2002.  After the ultimate utilization of proceeds, the transaction is dilutive by less than a penny to 2002 FFO.  This offering, which was increased from its original size of $500 million due to strong investor demand, demonstrates our ability to successfully access the unsecured debt market.  And despite the potential intoxication with current LIBOR rates, we think that this was a perfect time to lock-in very attractive long term, fixed rate financing to fund our business.

Our balance sheet is as strong as it has ever been, with strong liquidity from the availability on our corporate credit facility and over $800 million of EBITDA expected to be generated in the year 2001 from properties that are unencumbered.  Our interest coverage ratio remains steady at 2.3 times.

Now I will turn the call over to Rick who will discuss our development and acquisition activities.

Development Activities (Rick Sokolov)

Hello from Bowie Town Center in Bowie, Maryland, which is our only new development opening in 2001.  Bowie is an open-air regional shopping center comprising 556,000 square feet.  Many of its tenants “soft” opened on October 18th.  The center is anchored by Hecht’s (which opened August 8th) and Sears (which opened October 17th) and features Barnes & Noble, Bed Bath & Beyond and Old Navy.  Safeway anchors a 101,000 square foot grocery retail component, which will open in early 2002.

Shoppers have responded very well at this property since its opening.  As was noted in our press release, the grand opening of Hecht’s was one of the most successful launches of a Hecht’s branch in the store’s 144-year history, significantly exceeding May Company’s expectations.  The Sears location at Bowie has substantially outperformed its sales plan since its opening.

Bowie Town Center is 100% leased. Small shop tenants at Bowie include American Eagle, Lindt’s Chocolate, Benetton, Gap, Gap Kids, Ann Taylor Loft, Victoria’s Secret, Bath & Body, Wet Seal and Wilson’s Leather.  The center also features a restaurant lineup including Pizzeria Uno, Starbuck’s, Olive Garden and Panera Bread.  Best Buy will also be located on a peripheral site at the property.  Because of the strong and immediate lease-up, the stabilized year for Bowie is 2002, and we will generate an unlevered return of 10.5%.

The center looks terrific and customer traffic is very brisk.   This retail project fills an important niche in this marketplace, and I believe that we have come up with a concept that both retailers and shoppers will be pleased with.

Acquisition Activities

On October 1st, SPG closed on the acquisition of a 50% ownership interest in Fashion Valley Mall in San Diego, California.  This 1.7 million square-foot, super-regional mall is anchored by Neiman Marcus, Nordstrom, Saks Fifth Avenue, Macy’s, Robinsons-May and JCPenney.  Fashion Valley is 99% leased and generates small shop sales in excess of $575 per square foot.  Total sales generated by the mall exceed $650 million annually.

The 50% interest was purchased from Lend Lease Real Estate Investments through its Prime Property Fund, who remains our partner.  Concurrent with the closing, the partnership secured a $200 million, 7-year mortgage bearing interest at 6.5%.  Simon also assumed management responsibilities for the mall.

Our 50% interest was purchased at a cost of $165 million, including our share of debt.  The expected first year return is approximately 8.4% and the projected cash return on our equity approaches 13%.

We believed it was opportunistic to acquire Fashion Valley for the following reasons:

•	It is the highest producing center in San Diego with the only Neiman Marcus in San Diego County and is clearly the “center of choice” for retailers operating in that market.
•	It is one of the most productive centers in California and fits perfectly with SPG’s strategy to acquire highly productive, market-dominant malls.
•	The potential exists to upgrade the tenant mix with luxury tenants and to increase cash flow through our SBV and SBN initiatives.
•	Competition presents no serious challenge, and there are no new projects on the horizon to threaten current customer shopping patterns.
•	The acquisition is immediately accretive to SPG FFO.

In August, we closed on the restructuring of ownership interests of The Fashion Centre at Pentagon City.  Our previous partner exercised a buy-sell provision, triggering the transaction.  We increased our economic ownership interest to 50%.  CalPERS now owns the remaining 50%.

We believed it was very advantageous to increase our ownership interest in Pentagon for several reasons:

•	Pentagon is one of SPG’s “trophy” properties with more than 14 million shopper visits annually.
•	The center is 100% leased and generated sales per square foot of $750 in 2000.
•	There also continues to be upside in the future operating performance of the asset.

And now David will spend a few minutes updating you on our technology initiatives.

Technology Initiatives (David Simon)

As Steve mentioned earlier, during the quarter we took a charge to write-off our clixnmortar investment.  Due to the soft economy, our intense focus on MerchantWired, and our unwillingness to solicit retailers with multiple product offerings, we have opted to shelve the clix products for now and to write-off all related costs.  And while we will commit no additional resources to clix, we still believe that there is value to the product as we have a U.S. patent pending for the clix technology, and we still believe that it may have viability and value once the economy rebounds.

The only remaining technology investments for the company are MerchantWired and our $2.7 million investment in Facility Pro through Project Constellation.

Now let me update you on the status of MerchantWired.  In spite of tougher operating conditions for retailers, we have 10 retailers totaling 3,200 stores using the MerchantWired network today.  We have additional retailers in the pipeline for 2002 deployment.  We and our other mall REIT partners believe in the MerchantWired concept.  MerchantWired today is generating retailer revenues at an annualized pace of approximately $13 million, and we have been successful at aggressively reducing operating expenses; but we still have a ways to go in terms of reaching a cash flow breakeven as we continue to focus on the future of MerchantWired.

Conclusion

In closing, I just want to say that in spite of all of the challenges facing our country today, we remain bullish about our business.  As we grew the company through various acquisitions and redevelopment activities, our focus was on adding high quality, market dominant real estate.  Our properties are the malls that tenants want to be in.  We fully expect our stronger, dominant mall portfolio to weather this economic downturn very well.

In an environment where most S&P 500 companies are experiencing sharp profit declines or losses, we expect to meaningfully grow FFO in 2002.  This growth, coupled with our dividend yield that is currently north of 7 percent, will continue to provide an attractive total return to our shareholders.

And now Operator, we are ready to open the call to questions.